SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 15, 2003

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 288-2382

(Registrant’s Telephone Number, Including Area Code)

Item 5.    Other Events.

On January 15, 2003, BUCA, Inc. announced in a web-cast conference call that sales increased 37% from $175.6 million in fiscal 2001 to $240.3 million in fiscal 2002.

In fiscal 2002, the company’s comparable restaurant sales at Buca di Beppo decreased 2.2% and comparable restaurant sales at Vinny T’s decreased 7.6%.

The company expects to generate flat comparable restaurant sales in fiscal 2003, with slightly negative to flat comparable restaurant sales in the first and second quarters of fiscal 2003 and positive comparable restaurant sales in the second half of fiscal 2003.

The company’s 14 new restaurants from fiscal 2002 have averaged approximately $60,000 per week during the first two weeks of fiscal 2003 and its first new restaurant of fiscal 2003, located in Nashville, generated sales in excess of $60,000 in its first full week. These new restaurants, including Nashville, have generated 40% of their sales Monday through Thursday, compared with only 30% in the existing 68 Buca di Beppo restaurants.

On January 15, 2003, the company opened its second Buca di Beppo restaurant in Littleton, a suburb of Denver. As of January 15, 2003, the company has 93 restaurants open, 84 Buca di Beppo and nine Vinny T’s.

The company’s average weekly sales for Buca di Beppo were $52,900 in the fourth quarter of fiscal 2002, representing a decrease of 3.2% from $54,650 in the fourth quarter of fiscal 2001. The company’s average weekly sales at Vinny T’s were $61,000 in the fourth quarter of fiscal 2002, representing a decrease of 10% from $68,300 in the fourth quarter of fiscal 2001. The average weekly sales at Vinny T’s were affected by the severe weather in Boston during December 2002.

The company’s product costs as a percentage of sales decreased to 24.5% in the fourth quarter of fiscal 2002, a reduction of 40 basis points from the fourth quarter of fiscal 2001. The decrease was a direct result of the efforts of the company’s operators as well as the continued leveraging of its purchasing efficiencies.

Labor costs as a percentage of sales increased to 32% in the fourth quarter of fiscal 2002, an increase of 60 basis point from the fourth quarter of fiscal 2001. This increase was the result of the decline in comparable restaurant sales.

Direct and occupancy costs as a percentage of sales in the fourth quarter of fiscal 2002 increased 90 basis points over the fourth quarter of fiscal 2001 from 22.9% to 23.8%. This increase was primarily the result of the decrease in comparable restaurant sales.

General and administrative expenses increased from 5.9% in the fourth quarter of fiscal 2001 to approximately 8% in the fourth quarter of fiscal 2002. The most significant component of this increase was a result of the accounting for the cookbook sales. The company sold approximately $600,000 of books in the fourth quarter of fiscal 2002 and expensed $600,000 of costs related to the books, all in general and administrative expenses. The increase in general and administrative expenses in the fourth quarter of fiscal 2002 was also due to approximately $300,000 expenses incurred as a result of one-time staff changes and reductions.

For fiscal 2003, the company expects its earnings per share to be approximately 11 cents in the first quarter, 14 to 15 cents in the second quarter, 13 to 14 cents in the third quarter and 19 to 20 cents in the fourth quarter.

Of the 14 new restaurants in fiscal 2003, 13 are expected to be Buca di Beppo and one is expected to be a Vinny T’s.

The construction and equipment costs for a new Vinny T’s restaurant is expected to be comparable to a Buca di Beppo, approximately $1,400,000 for an 8,000 square foot location. Pre-opening costs for a Vinny T’s restaurant are expected to be approximately $200,000 due to the increased staffing and increased training as a result of the full lunch service.

During fiscal 2002, each of the Vinny T’s locations was cash flow positive. The company expects that the new Vinny T’s restaurant will generate average annual sales of approximately $3,600,000, with restaurant level cash flow of approximately $600,000, which will generate a cash on cash return in excess of 40%. During fiscal 2002, the eight restaurants in the Boston market averaged approximately $3.4 million in sales and approximately $500,000 in restaurant level cash flow.

In comparison, the average Buca di Beppo restaurant during fiscal 2002 generated annual sales of approximately $2.7 million and restaurant level cash flow of approximately $560,000. The 51 mature Buca di Beppo restaurants in fiscal 2002 have generated average annual sales of approximately $2.8 million and average annual cash flow of approximately $600,000. The company’s 13 mature California Buca di Beppo restaurants generated the highest returns in fiscal 2002, with positive comparative store sales of over 2%, average unit volumes of approximately $3.2 million and average restaurant level cash flow of approximately $750,000.

The company’s To Go sales in the fourth quarter of fiscal 2002 were 6.6% of sales at Buca di Beppo and 10% of sales at Vinny T’s. For the full 2002 fiscal year, To Go sales accounted for 5.8% of total Buca di Beppo sales, an increase of 140 basis points over fiscal 2001, and 8.1% of total Vinny T’s sales.

In fiscal 2003, the company expects to incur approximately $35 million in capital expenditures and borrow an additional $10 million.

Some of the information contained in this report is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected number of new restaurant openings for each brand in fiscal 2003; the expected construction and equipment costs for a new Vinny T’s restaurant; the expected pre-opening costs for a Vinny T’s restaurant; the expected average annual sales and restaurant level cash flow generated by a Vinny T’s restaurant; the expected earnings per share in fiscal 2003; the expected comparable restaurant sales in fiscal 2003; the expected capital expenditures in fiscal 2003; and the expected debt borrowings in fiscal 2003.

The actual number and timing of new restaurant openings for each brand in fiscal 2003 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual construction and equipment costs for a new Vinny T’s restaurant could be higher or lower than the projected amount based upon the leased premises, the restaurant location, the renovation costs and general economy conditions. The actual pre-opening costs for a Vinny T’s restaurant could be higher or lower than the projected amount based upon acceleration or delay in restaurant opening, and increases or decreases in labor and training costs. The actual restaurant level cash flow generated at a Vinny T’s restaurant could be higher or lower than the projected amount based upon increases or decreases in expenses, average guest check, guest counts and other income. Earnings per share, comparable restaurant sales in fiscal 2003, and the expected average annual sales generated by a Vinny T’s restaurant could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding. The expected capital expenditures and debt borrowings in fiscal 2003 could be higher or lower than projected due to increases or decreases in the amount of new restaurants the company builds or acquires and general economic conditions. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 16, 2003

BUCA, INC.
(Registrant)

By	/s/ Greg A. Gadel
Greg A. Gadel
Executive Vice President, Chief Financial Officer, Treasurer and Secretary